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                                   EXHIBIT 23



















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                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
The Home Depot, Inc.:



We consent to incorporation by reference in the Registration Statements (No.'s 33-46476, 33-22531, 33-22299, 33-58807, 333-16695, 333-01385 on Form S-8 and
333-03497 on Form S-3) of The Home Depot, Inc. of our report dated March 13, 1998, relating to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of February 1, 1998 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended February 1, 1998 which reports are included or incorporated by reference in the February 1, 1998 Annual Report on Form 10-K of The Home Depot, Inc.



                                            /s/ KPMG Peat Marwick LLP
                                            KPMG PEAT MARWICK LLP



Atlanta, Georgia
April 21, 1998